EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Akoustis Technologies, Inc. on Form S-8 of our report dated October 31, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. as of June 30, 2016 and 2015, March 31, 2016 and 2015 and for the three months ended June 30, 2016, the years ended June 30, 2016 and 2015, the year ended March 31, 2016 and the period from May 12, 2014 (inception) through March 31, 2015, appearing in the Transition Report on Form 10-K of Akoustis Technologies, Inc. for the transition period from April 1, 2016 to June 30, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

December 16, 2016